UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2013

NORTHWEST BANCORPORATION, INC.
(Exact name of registrant as specified in its charter)

Washington	000-24151	91-1574174
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

421 West Riverside Avenue, Spokane, Washington 99201
(Address of principal executive offices) (Zip Code)

(509) 456-8888
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders

On May 20, 2013, Northwest Bancorporation, Inc. (the “Company”) held its 2013 Annual Meeting of Shareholders (the “Annual Meeting”).  The proposals voted on by the shareholders at the Annual Meeting were as follows:

Proposal 1:  The Company’s shareholders elected four Directors of the Company for terms ending in the year 2016, as set forth below:

	Votes	Votes	Broker
Nominee	For	Withheld	Non-Votes
Katie Brodie	1,477,472	5,326	443,758
Clark H. Gemmill	1,481,062	1,736	443,758
William E. Shelby	1,449,326	33,472	443,758
Jennifer P. West	1,471,837	10,961	443,758

Proposal 2:  The Company’s shareholders approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 5 million to 30 million, as set forth below:

Votes For	1,692,725
Votes Against	223,757
Abstentions	10,074

Proposal 3:  The Company’s shareholders approved an advisory (non-binding) resolution approving the compensation of the Company’s named executive officers, as set forth below:

Votes For	1,432,691
Votes Against	28,286
Abstentions	21,821
Broker Non-Votes	443,758

Proposal 4:  The Company’s shareholders approved an advisory vote for “1 year” as the frequency of future advisory votes on the compensation of the Company’s named executive officers, as set forth below:

1 Year	877,575
2 Years	77,359
3 Years	503,515
Abstentions	24,349
Broker Non-Votes	443,758

Based the voting results of Proposal 4 and consistent with the previous recommendation of the Board of Directors, the Company has decided that future advisory votes on the compensation of the Company’s named executive officers will be held on an annual basis until the next advisory vote on the frequency of such votes occurs.

Proposal 5:  The Company’s shareholders ratified the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013, and any interim periods, as set forth below:

Votes For	1,864,726
Votes Against	60,673
Abstentions	1,157

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 23, 2013	NORTHWEST BANCORPORATION, INC.

		By:	/s/ Randall L. Fewel
Randall L. Fewel
President & Chief Executive Officer